AMENDMENT NO. 1
                                       TO
                              EMPLOYMENT AGREEMENT


      AMENDMENT NO. 1, effective as of January 1, 1996, to the employment agreement, dated as of August 9, 1993 (the "Employment Agreement"), between Unapix Entertainment, Inc., a Delaware corporation ("Employer" or "Company"), and Robert Baruc ("Employee"). Except as otherwise expressly provided herein, each initially capitalized term used herein has the meaning ascribed to it in the Employment Agreement.

      WHEREAS, the Employment Agreement provides for certain compensation to be paid to the Employee with respect to his employment by the Company and certain other terms of employment;

      WHEREAS, the Employment Agreement provides for Employee's serving as President and Chief Executive Officer of A Pix Entertainment, Inc. ("A Pix"), the Company's home video subsidiary;

      WHEREAS, A Pix, has been, or will be, merged into the Company (the "Merger");

      WHEREAS, the parties desire to change the compensation which is to be paid to the Employee, and to effect certain changes to the Employment Agreement to reflect the Merger as well as certain other changes to the terms of Employee's employment, and to amend the Employment Agreement accordingly;

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter set forth, the parties agree as follows:

      1. The Employment Agreement is hereby amended by changing the definition of "Home Video Subsidiary" which appears in the first recital of the Employment Agreement to mean the Company's division known as "A Pix Entertainment" which distributes to the North American home video rental market all films as to which the Company has such distribution rights.

      2. Section 2 of the Employment Agreement is hereby amended to read in its entirety as follows:

      "2. Term: Subject to the provisions of termination as hereinafter provided, the term of this Agreement shall begin on January 1, 1996, and shall terminate on December 31, 2000 (being five years after the commencement date); provided, however, that such term will be automatically renewed for successive four year periods, unless either Employer or Employee gives notice to the other of its election not to so renew the term at least 90 days prior to the end of the
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then current term; provided, further, however, that if Employer gives notice to
Employee that it elects not to renew such term less than one year prior to the end of the then current term, then the term shall be extended so that it expires one year from the date such notice is delivered to Employee. The term of this Agreement is hereinafter sometimes referred to as the "Employment Period."

      3. Section 3(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

      "(a) For all services rendered by the Employee under this Agreement, the Employer shall pay the Employee the following annual salary for the respective periods set forth below (the "Base Salary"):

            $195,000 for calendar year 1996;

            $220,000 for calendar year 1997; and

            $245,000 for calendar year 1998.

      Commencing January 1, 1999 and for each year thereafter that this agreement is in effect, Employee's Base Salary will be increased by the increase in the Consumer Price Index applicable to the New York, New York Metropolitan Region (the "Index") during the prior year. If the Employer's board of directors awards the Employee a discretionary bonus or increases his salary in any year by an amount in excess of that specifically provided herein and an increase is due to Employee as a result of an increase in the Index, the increase attributable to the increase in the Index will be offset by the amount of discretionary bonus or salary increase received by the Employee in the prior year."

      Employee's Base Salary shall be payable in equal installments in conformity with the regular payroll policy of the Employer."

      4. Section 3 (b) of the Employment Agreement is hereby amended to read in its entirety as follows:

      "(b) Employee will receive from the Company the following bonus compensation:

      (i) For the year 1996, two and one-quarter percent (2.25%) of the Company's annual earnings before taxes ("Company EBT") in excess of $650,000;

      (ii) For the year 1997, three percent (3%) of Company EBT in excess of $650,000;

      (iii) For the year 1998 and for each year thereafter during the Employment Period, three percent (3%) of Company EBT; and

      (iv) In addition to the bonus payable pursuant to clauses (i), (ii) and
(iii) of this Section 3 (b), for each of the Company's


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fiscal years during the Employment period, if Company EBT for such year is at least 5% of the Company's total consolidated sales for said year ("Company Sales"), then Employee shall be paid a bonus equal to 1% of all A Pix total net sales for said year, if any, exceeding 125% of A Pix's total net sales for its immediately preceding fiscal year; provided, however, that in no event shall the bonus paid pursuant to this clause (iv) exceed $100,000 with respect to any particular fiscal year nor shall the bonus paid to Employee pursuant to this clause (iv) with respect to any particular year ever exceed 75% of the bonus paid to David M. Fox, the President of the Company, based upon Company Sales for such year; provided, further, however, that (x) if Company EBT is less than 5% of Company Sales for any particular fiscal year during the Employment Period but greater than 2.5% of such sales for said year, Employee shall be paid a bonus equal to the bonus to which he would otherwise have been entitled for such year had Company EBT constituted more than 5% of Company Sales for such year proportionally reduced to the extent Company EBT is less than 5% (i.e. such bonus shall be reduced by 4% for every 1/10% that Company EBT constitutes less than 5% of Company Sales for said year), and (y) if Company EBT for a particular year is not greater than 2.5% of Company Sales for such year, then Employee shall not be entitled to any such additional bonus pursuant to this clause (iv).

      For purposes of this Section 3(b), Company EBT for a particular year shall consist of the Company's earnings for such year before payment of all local, state and federal income taxes, but after deduction of all other expenses allocable to that year, and shall be determined in accordance with generally accepted accounting principles ("GAAP"). For purposes of clause (iv) of this
Section 3(b), Company Sales for any particular year shall be determined in accordance with GAAP and shall be based entirely upon such amounts reflected in the Company's audited financial statements for such year; provided, however, that a sale of a property with respect to which the Company is acting as a sales agent for another company, such as sales agent for Orion Pictures, shall not be included in such amounts except if a commission is accrued by the Company constituting more than 10% of said sale.

      Employer will remit payment of any bonus to Employee within thirty (30) days of the date Employer's independent auditors complete the financial statements of the Company for the year with respect to which such bonus is being paid. If such bonus is being paid with respect to any fiscal year of the Company during which the Employment Period either commenced or terminated, then the amount of the bonus to be paid shall be the amount that would otherwise be payable pursuant to this Section 3(b) had the Employment Period commenced prior to such year or ended after such year multiplied by a fraction the numerator of which is the number of days comprising the Employment Period during that year and the denominator of which is 365.


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

      Employer shall not reduce any bonus payments to which Employee is entitled hereunder as a result of bonus amounts advanced pursuant to the Employment Agreement prior to the effective date of Amendment No. 1 hereto, and Employee is hereby released from any obligation to repay any amount of his bonus advanced to him pursuant to Section 3(b) of his Employment Agreement as in effect immediately prior to said Amendment No. 1."

      5. Section 4 of the Employment Agreement is hereby amended to read in its entirety as follows;

      "4. DUTIES: The Employee is employed as President and Chief Executive Officer of the Home Video Subsidiary and as an Executive Vice President of Employer. His duties shall be consistent with the responsibilities of such offices and shall include oversight of all of the Home Video Subsidiary's day-to-day operations and activities. Employee shall perform such other reasonable activities related to such offices as are assigned to him by the Company's Chairman of the Board, President or its Board of Directors. Subject to reasonable travel requirements on behalf of the Company and Home Video Subsidiary, Employee's duties shall be performed at an office in New York City. The Company shall consult with Employee regarding the location of such office. In performing his duties, Employee shall attend such festivals and markets as are reasonably necessary and desirable in the performance of his duties. Notwithstanding anything to the contrary contained herein, Employee shall not be entitled to incur any expenses in excess of $10,000 on behalf of the Home Video Subsidiary or the Company without the prior written approval of the Company's President; provided, however, that so long as the film that the Employee seeks to acquire does not glorify drugs or contain excessive violence, after consulting with the Company's President but without being required to obtain the approval of the Company of its President, the Employee shall have the right to enter into agreements for the acquisition of titles for domestic home video rental distribution for an advance or purchase price of not more that $100,000 per title and aggregating not more that $300,000 for all unreleased films at any one time. Subject to the foregoing, Employee shall have complete creative control in connection with the acquisition and marketing of all titles for the domestic home video rental market."

      6. The second sentence of Section 7 of the Employment Agreement is hereby amended to read in its entirety a follows: "Employee shall not be required to account to the Company for any such expenses."

      7. Sections 10 (a) and (b) of the Employment Agreement are hereby amended to read in their entirety as follows:

            "(a) Death. If Employee dies during the Employment Period, the Company shall pay Employee's designated beneficiary


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(or, in the event of the death of or failure to designate a beneficiary,
Employee's personal representative) the Base Salary provided for in Section 3(a) above, for the 6 month period (the "6 Month Period") from the week in which Employee dies, at the rate in effect at the time of his death, plus the pro-rata amount of bonus pursuant to Section 3(b) as if the Employment Period had ended six months after the date of the Employee's death. The Employment Period shall be deemed to end as of the end of the 6 Month Period, but without prejudice to any other payment due in respect of Employee's death.

            (b) Disability. If Employee suffers a Disability (as hereinafter defined) and as a result is unable to perform substantially and continuously the duties assigned to him for a period of ninety (90) consecutive or non-consecutive days out of any consecutive twelve-month period, the Company shall have the right to terminate the employment of the Employee effective 30 days after notice in writing to the Employee. In the event of termination pursuant to this Section 10 (b), the Employee shall be entitled to receive (i) any Base Salary and other benefits earned and accrued, and reimbursement for expenses incurred, prior to the date of termination, (ii) regular installments of the Employee's Base Salary for the six month period immediately following such termination, and (iii) the pro-rata amount of bonus pursuant to Section 3
(b) and Fringe Benefits as if the Employment Period has ended six months after the date of such termination. No provision of this Agreement shall limit any of Employee's rights under any Plans for which the Employee was eligible at the time of such death or Disability. During the period of any Disability prior to termination of the Employee's employment, the Employee shall continue to receive his Base Salary.

      For purposes of this Agreement, "Disability" shall mean the mental or physical inability of the Employee to materially perform his duties under this Employment Agreement. Notwithstanding anything else to the contrary contained herein, the amount of any Base Salary or other amounts to be paid to the Employee pursuant to this Section 10(b) shall be reduced by any payments paid to Employee for the same period because of Disability under any disability or pension plan of the Company."

      8. The last sentence of Section 10(c) is hereby amended to read in its entirety as follows: "Upon termination of employment pursuant to this Section 10(c), Employee shall not be entitled to any further bonus payments pursuant to
Section 3(b)."

      9. The second sentence of Section 10(d) is hereby amended to read in its entirety as follows: "In such event, or in the event of a wrongful termination of Employee, (i) the discounted present value of the Base Salary due to Employee through the end of the Employment Period (had employment not been so terminated) shall be paid immediately by Employer, and (ii) Employee shall be entitled


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to receive the bonus compensation pursuant to Section 3(b)and the fringe benefits to which he otherwise would have been entitled, at the times he would have otherwise been entitled to such compensation and fringe benefits, had Employee's employment not been so terminated."

      10. The second and third sentences of the first paragraph of Section 15 are hereby amended to read in their entirety as follows: "The outstanding balance of principal and accrued interest on the Loan shall be due and payable upon the Company's demand." The second, third, fourth, and fifth paragraphs of
Section 15 of the Employment Agreement are hereby deleted in their entirety.

      11. Section 14 of the Employment Agreement is hereby amended by adding a new paragraph (b) to read in its entirely as follows:

      "(b) If any options to purchase shares of the Company's common stock, $.01 par value, are granted after the date hereof to David M. Fox, the Company's president, Employee shall be entitled to receive a grant of options equal to 75% of the number of options granted by the Company to Mr. Fox and having substantially identical terms as such options granted to Mr. Fox."

      12. Section 16 of the Employment Agreement is hereby deleted in its entirety.

      13. Section 18 of the Employment Agreement is hereby amended by adding a new paragraph (1) to read in its entirety as follows:

      "(1) Setoff of debt: The Company and Employee hereby agree that Employee is entitled to $6,250 for bonus payments for 1995, net of the advance paid to Employee for such year. The Company and Employee also agree that such amount shall be setoff against the following amounts that Employee would otherwise be required to pay to the Company: (i) the principal payment in the amount of $5,000 due on May 1, 1996 (the "May 1 Principal Payment") on that certain promissory note, in the original principal amount of $95,000, and dated as of September 1, 1995, made by Employee payable to the Company; and (ii) the principal payment, in the amount of $1,250, due on January 3, 1996 (the "January 3 Principal Payment"), on that certain promissory note in the original principal amount of $25,000 and, dated as of January 3, 1994, made by Employee payable to the Company."

      14. Except as expressly provided in this Amendment No. 1, the terms and provisions of the Employment Agreement shall remain in full force and effect.


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

      IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Employment Agreement as of the date first written above.

                                       UNAPIX ENTERTAINMENT, INC.



                                       By: /s/ Herbert M. Pearlman
                                           -----------------------------
                                           Herbert M. Pearlman
                                           Chairman of the Board

                                       /s/ Robert Baruc
                                       -------------------------------
                                       Robert Baruc
                                       Employee


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